Exhibit 99.1

TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS

New York, N.Y., May 28, 2013 – Tiffany & Co. (NYSE: TIF) today reported financial results for the first quarter ended April 30, 2013. Worldwide net sales increased 9% and net earnings rose 3%. In addition, management maintained its fiscal 2013 forecast.

In the three months (“first quarter”) ended April 30, 2013:

•

Worldwide net sales increased 9% to $895 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures” schedule), worldwide net sales increased 13% and comparable store sales rose 8%.

•

Net earnings increased 3% to $84 million, or $0.65 per diluted share, versus the prior year’s $82 million, or $0.64 per diluted share. Expenses of $9 million, or $0.05 per diluted share, were recorded in the quarter for recent staff and occupancy reductions; excluding those costs, net earnings increased 10% to $89 million, or $0.70 per diluted share (see “Non-GAAP Measures” schedule).

Michael J. Kowalski, chairman and chief executive officer, said, “We are pleased with this start to the year. Worldwide, first quarter sales exceeded our expectations, enabling us to improve our sales leverage on fixed expenses and achieve earnings growth. In addition, we celebrated Tiffany’s 175th anniversary with our very successful Blue Book event and promotional activities surrounding the debut of the film The Great Gatsby, for which we designed the jewelry.”

Net sales highlights were as follows:

•

In the Americas region, total sales rose 6% to $408 million. On a constant-exchange-rate basis, total sales increased 6%; comparable store sales rose 3% with relatively stronger growth in the New York flagship store. Sales in New York benefitted from purchases by customers who attended the Blue Book event.

•

In the Asia-Pacific region, total sales of $223 million were 15% higher than a year ago. On a constant-exchange-rate basis, total sales increased 14%, due to sales growth in Greater China and most other countries, and comparable store sales rose 9%.

•

Total sales in Japan increased 2% to $145 million despite a negative translation effect from a weakening yen. On a constant-exchange-rate basis, total sales increased 20% and comparable store sales rose 21% due to particularly strong growth in Tiffany’s engagement and higher-end jewelry categories.

•

In Europe, total sales of $93 million were 6% higher than last year due to sales growth across continental Europe. On a constant-exchange-rate basis, total sales and comparable store sales rose 8% and 6% respectively.

•

Other sales tripled to $27 million from $9 million in the prior year, primarily reflecting the conversion in July 2012 of five TIFFANY & CO. stores in the United Arab Emirates from independently-operated to Company-operated.

•

In the first quarter, Tiffany opened one store, in Xi’an, China and closed one in Taichung, Taiwan. At April 30, 2013, the Company operated 275 stores (115 in the Americas, 66 in Asia-Pacific, 55 in Japan, 34 in Europe and five in the U.A.E.), compared with 251 stores (105 in the Americas, 59 in Asia-Pacific, 55 in Japan and 32 in Europe) a year ago.

Other financial highlights:

•

Gross margin (gross profit as a percentage of net sales) was 56.2% versus last year’s 57.3%. As expected, the decline continued to reflect a shift in sales mix toward higher-priced, lower gross margin products. In addition, gross margin, in comparison to recent quarters, benefitted from diminished product cost pressure and recent price increases.

•

SG&A (selling, general and administrative) expenses increased 8% in the quarter. The increase included $9 million of expenses tied to cost reduction initiatives related to staffing reductions, as well as subleasing of office space at a loss; excluding such costs, SG&A expenses would have increased 6% (see “Non-GAAP Measures” schedule) due to new store-related costs and higher marketing spending for the Blue Book event.

•	Other expenses, net were $13 million this year, versus last year’s $11 million, primarily due to increased interest expense related to higher average borrowing levels.

•	The effective income tax rate was 34.9% compared with 34.5% last year.

•

The Company had cash and cash equivalents of $465 million at April 30, 2013, versus $322 million in the prior year. Short-term and long-term debt totaled $974 million at April 30, 2013 and represented 37% of stockholders’ equity, compared with $834 million and 35% a year ago.

•

Net inventories were $2.3 billion at April 30, 2013, or 4% higher than a year ago. A 12% increase in finished goods inventories to support new store openings and expanded product assortments was partly offset by a 5% decline in combined raw material and work-in-process inventories. On a constant-exchange-rate basis, net inventories were 7% higher than a year ago.

Mr. Kowalski added, “While first quarter sales and earnings exceeded our expectations, we are maintaining our earnings forecast for the full year, mindful of continuing soft sales results in the Americas and the negative translation effect of a weaker yen. However, we remain focused on exciting initiatives for this year, including jewelry introductions highlighted by our GREAT GATSBY and ZIEGFELD collections, the HARMONY engagement ring and a reinterpretation of our iconic ATLAS collection. Tiffany’s global store base is growing this year with a planned net addition of 14 stores, and we will be launching our redesigned website later this year.”

Outlook for 2013:

For the fiscal year ending January 31, 2014, management forecasts net earnings in a range of $3.43-$3.53 per diluted share, unchanged from its previously-published outlook and versus $3.25 per diluted share in 2012. This forecast is based on the following assumptions (which are approximate and may or may not prove valid):

a)	Worldwide net sales increasing by a mid-single-digit percentage in U.S dollars (a high-single-digit percentage increase on a constant-exchange-rate basis).

b)	Adding a net of 14 Company-operated stores (opening six in the Americas, seven in Asia-Pacific and three in Europe, and closing one each in Japan and Taiwan), as well as refurbishing a number of existing locations around the world.

c)	Operating earnings increasing in line with sales growth; an improvement in the SG&A expense ratio, due to sales leverage on fixed costs, is expected to be offset by a slight decline in gross margin largely tied to a sales mix skewed toward higher-priced, lower margin, product categories.

d)	Interest and other expenses, net of $58 million.

e)	An effective income tax rate of 35%.

f)	Management expects net earnings in the second quarter to be equal to the prior year based on an expected mid-single-digit sales increase, with earnings growth in the third and fourth quarters. This forecast excludes $0.05 per diluted share of expenses tied to cost-reduction initiatives that were recorded in the first quarter.

g)	Net inventories increasing 5%; capital expenditures of $230 million (versus $220 million in 2012); and free cash flow (cash flow from operating activities less capital expenditures) of $300 million (versus $109 million in 2012).

Today’s Conference Call:

The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:

The Company expects to report second quarter financial results on Tuesday August 27, 2013. For notification of future announcements, register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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TIFFANY & CO. AND SUBSIDIARIES

(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results.

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2013 vs. 2012
	GAAP Reported	Translation Effect	Constant-Exchange- Rate Basis
Net Sales:
Worldwide	9%	(4)%	13%
Americas	6%	—	6%
Asia-Pacific	15%	1%	14%
Japan	2%	(18)%	20%
Europe	6%	(2)%	8%
Comparable Store Sales:
Worldwide	4%	(4)%	8%
Americas	3%	—	3%
Asia-Pacific	9%	—	9%
Japan	3%	(18)%	21%
Europe	4%	(2)%	6%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to cost reduction initiatives in the text. Management believes excluding such items presents the Company’s quarter-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at April 30, 2013. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Quarter Ended April 30, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$83,577	$0.65
Cost reduction initiatives [a]	5,785	0.05

Net earnings, as adjusted	$89,362	$0.70

[a]

On a pre-tax basis, includes charges of $9,379,000 within SG&A for the first quarter of 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company’s future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended April 30,
	2013	2012
Net sales	$895,484	$819,170
Cost of sales	392,260	350,152

Gross profit	503,224	469,018
Selling, general and administrative expenses	362,066	334,033

Earnings from operations	141,158	134,985
Interest and other expenses, net	12,712	10,554

Earnings from operations before income taxes	128,446	124,431
Provision for income taxes	44,869	42,897

Net earnings	$83,577	$81,534

Net earnings per share:
Basic	$0.66	$0.64

Diluted	$0.65	$0.64

Weighted-average number of common shares:
Basic	127,318	126,723
Diluted	128,441	128,178

TIFFANY & CO. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	April 30, 2013	January 31, 2013	April 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$464,916	$504,838	$321,582
Accounts receivable, net	181,715	173,998	181,641
Inventories, net	2,280,390	2,234,334	2,189,869
Deferred income taxes	80,568	79,508	91,280
Prepaid expenses and other current assets	176,894	158,911	148,742

Total current assets	3,184,483	3,151,589	2,933,114

Property, plant and equipment, net	807,875	818,838	766,874
Other assets, net	673,398	660,423	506,681

	$4,665,756	$4,630,850	$4,206,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$216,898	$194,034	$242,768
Current portion of long-term debt	0	0	60,357
Accounts payable and accrued liabilities	280,956	295,424	285,193
Income taxes payable	30,817	30,487	31,971
Merchandise and other customer credits	69,213	66,647	62,074

Total current liabilities	597,884	586,592	682,363

Long-term debt	757,191	765,238	531,244
Pension/postretirement benefit obligations	336,739	361,246	309,545
Other long-term liabilities	220,003	209,732	190,514
Deferred gains on sale-leasebacks	89,493	96,724	114,113
Stockholders’ equity	2,664,446	2,611,318	2,378,890

	$4,665,756	$4,630,850	$4,206,669